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Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[To be signed and dated the effective date of the Registration Statement]

[Date]

Cinergy Corporation
139 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4, dated as of June 30, 2005 (as amended through the effective date thereof, the "Registration Statement") of Duke Energy Holding Corp., a Delaware corporation ("Duke Energy Holding"), relating to the proposed merger of Deer Acquisition Corp., a North Carolina corporation and direct wholly-owned subsidiary of Duke Energy Holding, with and into Duke Energy Corporation, a North Carolina corporation, immediately followed by the conversion of Duke Energy Corporation into a limited liability company, and the proposed merger (the "Cinergy Merger") of Cougar Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Duke Energy Holding, with and into Cinergy Corp., a Delaware corporation ("Cinergy").

        We hereby confirm that, subject to the limitations and qualifications set forth therein, the discussion in the section of the Registration Statement entitled "THE MERGERS—Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger" constitutes our opinion insofar as it sets forth United States federal income tax consequences of the Cinergy Merger to shareholders of Cinergy.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                    Very truly yours,

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  Exhibit 8.2